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                                                                    EXHIBIT 99.1

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NEWS RELEASE
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[NEXTEL LOGO]                                     NEXTEL COMMUNICATIONS, INC.
                                                  2001 Edmund Halley Drive
                                                  Reston, VA 20191
                                                  703 433-4000


For Immediate Release
                                                                     CONTACTS:
                                      INVESTORS:  PAUL BLALOCK  (703) 433-4300
                                             MEDIA:  BEN BANTA  (703) 433-4700



     NEXTEL COMPLETES SALE OF ADDITONAL $150.0 MILLION IN CONVERTIBLE NOTES

        RESTON, Va., February 3, 2000 - Nextel Communications, Inc. (NASDAQ:
NXTL) today announced that it has completed a private placement of an additional $150.0 million of its 5 1/4% Convertible Senior Notes due January 15, 2010. These Convertible Notes were issued pursuant to the grant to the underwriters of an option to purchase additional notes in the original private placement of $1.0 billion of these Convertible Notes that was completed on January 26, 2000. The aggregate principal amount outstanding of Convertible Notes is now $1.150 billion.

These Notes are convertible at the option of the holders, prior to redemption or maturity, into the Company's common stock at a conversion price of $148.80 per share (subject to adjustment upon the occurrence of certain events). Nextel intends to use the net proceeds of the offering to fund strategic investments, capital expenditures, working capital needs and for other general corporate purposes.

Neither the 5 1/4% Convertible Senior Notes, nor Nextel's common stock issuable upon conversion thereof, have been registered under the Securities Act of 1933, as amended, and neither may be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of such Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes or underlying shares of Nextel's common stock issuable upon conversion of such Convertible Notes.

Nextel Communications, based in Reston, Virginia, is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network across the United States. Nextel and Nextel Partners, Inc., currently serve 92 of the top 100 U.S. markets. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China.

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